Exhibit 10.12
BLAKE DAWSON WALDRON LAWYERS Farmin Agreement Ausam Resources Pty Ltd ABN 12 090 935 738 Mosaic Oil NL ABN 56 003 329 084 Santos (BOL) Pty Ltd ABN 35 000 670 575 Level 32 Exchange Plaza 2 The Esplanade PERTH WA 6000 Telephone: (08)93668000 Fax: (08) 9366 8111 Ref: ACXB 09-1397-4409

CONTENTS 1. INTERPRETATION 2 1.1 Definitions 2 1.2 Monetary Amounts 5 2. CONDITION PRECEDENT 5 3. FARM IN 6 3.1 Farmin Interest 6 3.2 Excluded Equipment 1 3.3 Stage 1 Farmin Obligations 7 3.4 Earning of Stage 1 Farmin Interest 8 3.5 Stage 2 Farmin Obligations 8 3.6 Earning of Stage 2 Farmin Interest 9 3.7 Funding of Further Expenditures 9 3.8 Valuation of Farmin Interest 9 4. CASH CALLS 9 5. RIGHTS AND OBLIGATIONS DURING EARNING PERIOD 9 5.1 Ausam’s Rights 9 5.2 Mosaic’s Obligations 10 5.3 Mutual Obligations 11 6. GAS MARKETING 11 7. JOA AND TRANSFERS 11 7.1 Ausam to assume obligations under JOA 11 7.2 Ausam to become a Party to the JOA 11 7.3 Transfer of Stage 1 and Stage 2 Farmin Interest 11 7.4 Access to Permit Information 12 8. WARRANTIES 12 8.1 Warranties from Mosaic 12 8.2 Warranties from Santos 13 8.3 Warranties from all Parties 13 8.4 Liability for Breach of Warranty 14 8.5 No Warranty as to Prospects 14 8.6 Easements for Pipeline 15 8.7 Indemnity 15 9. APPROVAL AND REGISTRATION 15 10. GOODS AND SERVICES TAX 16

11. CONFIDENTIALITY 17 12. FORCE MAJEURE 17 13. GENERAL 17 13.1 Communications 17 13.2 Legal costs and stamp duty 18 13.3 Costs of implementation 18 13.4 Governing law and jurisdiction 19 13.5 Waivers 19 13.6 Variation 19 13.7 Further assurances 19 13.8 Entire Agreement 19 13.9 Counterparts 19 13.10 Interpretation 19 13.11 Business days 20 13.12 Assignment 20 13.13 Several Liability 20 13.14 Invalidity 20 SCHEDULE 1 — Part 1 — Permits (Areas) PPL 119 and Bainbilla Block Part 2 — Downlands East Joint Venture and Spring Grove Field Part 3 — Brynog Exploration Play SCHEDULE 2 — AFE for MOS 2005 2 D Seismic Program SCHEDULE 3 — Interests of each Party in the Permits SCHEDULE 4 — Native Title Claims and Disputes

Queensland Duty Not Payable Signed: FARM1N AGREEMENT DATE 23nd may 2006
PARTIES
Ausam Resources Pty Ltd ABN 12 090 935 738 of Level 2, 4 Park Road, Milton, Queensland (Ausam)
Mosaic Oil NL ABN 56 003 329 084 of Level 3, 6-8 Underwood Street, Sydney, New South Wales (Mosaic)
Santos (BOL) Pty Ltd ABN 35 000 670 575 of Ground Level, 91 King William Street, Adelaide, South Australia (Santos)
RECITALS
A. Mosaic is a registered holder and a beneficial owner of a 83.333% interest in PL 119 (exclusive of the Downlands East Area) and in PPL 58 and the holder of a 83.333% beneficial interest in the Bainbilla Block of ATP 47 1P (exclusive of the Spring Grove Field), the holder of a 71.153% beneficial interest in PL 119 Downlands East Joint Venture relating to the Downlands East Area within PL 119 and the holder of a 77.5% beneficial interest in the Spring Grove Field Joint Venture relating to the Spring Grove Field within the Bainbilla Block.
B. Santos is a registered holder and a beneficial owner of a 16.667% interest in PL 119 (exclusive of the Downlands East Area) and in PPL 58, the holder of a 28.847% beneficial interest in PL 119 Downlands East Joint Venture relating to the Downlands East Area within PL 119 and the holder of a 16.667% beneficial interest in the Bainbilla Block of ATP 47 1P exclusive of the Spring Grove Field.
C. Mosaic and Santos are the current parties to the JOA which governs their relationship in relation to the Permits. Mosaic and Black Gold Oil Pty Ltd (Black Gold) are the current parties to the JOA which relates to the Spring Grove Field in which Mosaic has a 77.5% interest and Black Gold has a 22.5% interest.
D. By letter of agreement dated 6 March 2006, Ausam and Mosaic agreed the principal terms upon which Ausam would earn the Stage I Farmin Interest and the Stage 2 Farmin Interest in the Permits.
E. Mosaic has had subsequent discussions with Santos whereby Santos has agreed in principle to the terms of the farmin proposal between Ausam and Mosaic and Santos has agreed to participate in that proposal and to transfer parts of its interests in the Permits to make up the interests which Ausam may earn in the Permits.
F. Ausam, Mosaic and Santos wish to enter into this Agreement to record their entire understanding of the basis upon which Ausam will earn the Farmin Interests from Mosaic and Santos.

OPERATIVE PROVISIONS 1. INTERPRETATION 1.1 Definitions
The following definitions apply in this Agreement. Agreement means this agreement including its schedules and annexures.
ATP 471P means Authority To Prospect For Petroleum 471P granted and continued in force under the Petroleum Act 1923 of Queensland.
Bainbilla Block means the exploration area within ATP 47 1P described in part 1 of schedule 1.
Black Gold means Black Gold Oil Pty Ltd ABN 27 091 321 274 Condition Precedent means the condition specified in clause 2.
Downlands East Area means that part of the area of PL 119 described in part 2 of schedule 1.
Downlands East Joint Venture means the joint venture between Mosaic and Santos relating to the Downlands East Area and constituted upon the terms of the JOA in which Mosaic has a 71.153% participating interest and Santos has a 28.847% participating interest.
Earning Period means the period from the Effective Date up to the completion of the Stage 1 Obligations and, if applicable, the Stage 2 Obligations.
Effective Date means 7 days after the date on which Mosaic notifies Ausam that the Condition Precedent has been satisfied.
Encumbrance means any mortgage, charge, lien, writ, caveat, royalty, net profit interest or other encumbrance or third party interest, but excluding:
(a) Royalties payable to Government;
(b) Legal Requirements;
(c) Terms and conditions of the Permit;
(d) Terms of the JOA; and
(e) The Royalty Interests.
Excluded Equipment means the following plant and equipment used in respect of petroleum production operations within the Farmin Area and which are owned by Mosaic :
(a) Downland compressor ( CM 219);
(b) Glycol dehydrator and reboiler;

(c) Separator ( V 631); and
(d) Storage tank (TK 29).
Farmin Area means the area of the Permits.
Farmin Interest means the Stage 1 Farmin Interest and Stage 2 Farmin Interest, as applicable.
Force Majeure means any event or circumstance not within the control of the Party claiming Force Majeure, and which by the exercise of reasonable care, that Party is not able to prevent or overcome, including without limiting the generality of the nature of any such event or circumstance any:
(a) act of God;
(b) strike, lockout, ban or limitation of work or other industrial disturbance (whether or not the affected Party is a party to it or would be able to influence a settlement thereof);
(c) act of the public enemy, war (declared or undeclared), blockade, revolution, riot, insurrection, civil commotion or hostility;
(d) lightning, fire, storm, flood, earthquake, inclement weather or perils of navigation;
(e) quarantine restriction or epidemic;
(f) accident, explosion or breakage;
(g) any act, order or demand of any court or any Government, including any restraint, embargo, inability to obtain (or delay in obtaining) Governmental approvals, permits, licences or allocations, restraint on access to the Permit areas, or termination or suspension of any Permit;
(h) action, whether legal or otherwise, by conservation groups or other groups opposed to the conduct of operations in respect to the Farmin Area on the basis of environmental or other considerations;
(i) shortage or unavailability of equipment, materials or labour, or delay in transportation or communication, or breakage of or accidental damage to machinery or pipelines; or
(j) freezing of well or delivery facilities, cratering, washout, well blowout or necessity for making repairs to or reconditioning of wells;
Provided that Force Majeure shall not include any failure to pay money or any lack or restriction of funds.
Government means the government of the Commonwealth of Australia or the State of Queensland.
JOA means the Joint Operating Agreement for ATP 145P — Bainbilla Block dated 3 October 1989 originally between International Oil Proprietary, Bridge Oil Limited, Petroz N.L and Ampolex (PPL) Pty Limited, OGMD Development Pty Ltd and Australian

Petroleum Management Limited and which now with all necessary modifications applies as between the following parties in respect of the following areas or permits:
(a) Mosaic and Santos in respect of PL119 including the Downlands East Area;
(b) Mosaic and Santos in respect of PPL58;
(c) Mosaic and Santos in respect of the Bainbilla Block of ATP 471P exclusive of the Spring Grove Field; and
(d) Mosaic and Black Gold in respect of the Spring Grove Field within the Bainbilla Block.
Unless otherwise indicated in this Agreement, any reference to JOA means each of the JOAs as applying to each of the Permits.
Legal Requirements means obligations arising under present or future legislation regulations by-laws or orders of any Government, including notices requiring the carrying out of any works.
Liabilities means claims, demands, proceedings, costs, losses, obligations and liabilities, arising under statute or at common law or in equity, and arising in contract or in tort or otherwise, but excludes any future or contingent claims, demands, proceedings, costs, losses, obligations and liabilities.
Operating Committee means each Operating Committee under each JOA,
Operator means the Operator from time to time under the JOA, being Mosaic at the date of this Agreement.
Party means a party to this Agreement.
Permits means PL 119, PPL 58 and the Bainbilla Block of ATP 471P including the Spring Grove Field.
Permit Information means all information and files, in physical or electronic form, available with respect to the Farmin Area including (a) all geophysical, geological and geochemical information and data; and (b) all records and files maintained in relation to the Permits.
Petroleum Act means the Petroleum Act 1923 (Queensland) and the Petroleum and Gas (Production and Safety) Act 2004.
Pipeline means the pipeline the subject of PPL 58.
PL 119 means Petroleum Lease 119 granted under the Petroleum Act 1923.
PPL 58 means Pipeline Licence 58 continued in force under the Petroleum and Gas (Production and Safety) Act 2004.

Royalty Interests means the royalty interests and net profits interest(s) under the JOA to which Mosaic or Santos are subject and including those interests of which Santos is a beneficiary.
Spring Grove Field means that part of the Bainbilla Block of ATP 47 1P described in part 2 ofschedule 1.
Spring Grove Field Joint Venture means the joint venture between Mosaic and Black Gold relating to the Spring Grove Field as constituted by the JOA.
Stage I Farmin Interest means up to a 26.9% legal and beneficial interest in the Permits and the JOA including all existing wells, reserves and infrastructure within the Farmin Area in which Mosaic and Santos (as the case may be) have an interest but not including the Excluded Equipment.
Stage I Obligations means those obligations set out in clause 3.3. Stage I Work Program has the meaning given to that term in clause 3.3.
Stage 2 Farmin Interest means up to a further 8.1% legal and beneficial interest in the Permits and the JOA including all existing wells, reserves and infrastructure within the Farmin Area in which Mosaic and Santos (as the case may be) have an interest but not including the Excluded Equipment.
Stage 2 Obligations means those obligations set out in clause 3.5.
Stage 2 Work Program has the meaning given to that term in clause 3.5 (b). 1.2 Monetary Amounts
Monetary amounts are expressed in Australian currency unless otherwise specified. 2. CONDITION PRECEDENT
(a) This Agreement is subject to and conditional upon Mosaic obtaining the necessary consents under the JOA as it relates to the Spring Grove Field from Black Gold for the assignment of the Farmin Interests in the Spring Grove Field from Mosaic to Ausam.
(b) Upon the execution of this Agreement, Mosaic will request the required consents and will use all reasonable endeavours to obtain those consents as soon as possible. Mosaic will give written notice to Ausam immediately upon obtaining the necessary consents and will provide copies to Ausam.
(c) If the necessary consents are withheld, and the withholding of such consents is permitted under the JOA, or 90 days from the date of this Agreement has lapsed, without such consents being obtained, then Ausam may terminate this Agreement by notice to Mosaic.
(d) Each of Mosaic and Santos consent and agree to the other transferring its proportion of the Farmin Interests to Ausam in accordance with the terms of this Agreement and each of Mosaic and Santos waive any rights of pre-emption or rights of first refusal arising under the JOA or any other document which they might otherwise have in respect of those transfers.
3. FARMIN
3.1 Farmin Interest
(a) Ausam may earn up to a 35% Farmin Interest by funding a total expenditure of $6.5 million in accordance with this Agreement. The Farmin Interest will be provided by each of Mosaic and Santos in the following percentages:
(i) Mosaic — 83.333% in PL 119 (exclusive of the Downlands East Area), PPL58, the Bainbilla Block (exclusive of the Spring Grove Field) and 100% in the Spring Grove Field and 71.153% in the Downlands East Area; and
(ii) Santos — 16.667% in PL 119 (exclusive of the Downlands East Area), PPL 58, the Bainbilla Block (exclusive of the Spring Grove Field) and 28.847% in the Downlands East Area.
(b) If Ausam earns the full Stage 1 Farmin Interest of 26.9% then:
(i) Mosaic will assign to Ausam in so far as the interest relates to PL 119 (exclusive of the Downlands East Area), PPL 58 and the Bainbilla Block (exclusive of the Spring Grove Field) a 22.4166% interest and in respect of the Downlands East Area a 19.1402% interest and in respect of the Spring Grove Field a 26.9% interest; and
(ii) Santos will transfer to Ausam a 4.4834% interest in PL 119 (exclusive of the Downlands East Area), PPL 58 and the Bainbilla Block (exclusive of the Spring Grove Field) and a 7.7598% interest in the Downlands East Area.
(c) If Ausam earns the full Stage 2 Farmin Interest of 8.1% then:
(i) Mosaic will transfer to Ausam a 6.75% interest in PL 119 (exclusive of the Downlands East Area), PPL 58 and the Bainbilla Block (exclusive of the Spring Grove Field), a 8.1% interest in the Spring Grove Field and a 5.7634% interest in the Downlands East Area; and
(ii) Santos will transfer to Ausam a 1.3 5% interest in PL 119 (exclusive of the Downlands East Area), PPL 58 and the Bainbilla Block (exclusive of the Spring Grove Field) and a 2.3366% interest in the Downlands East Area.
(d) Subject to the provisions of this Agreement, the interests of each of Mosaic, Santos and Ausam:
(i) on the date of this Agreement;
(ii) after Ausam has earned the Stage 1 Farmin Interest; and

(iii) after Ausam has earned the Stage 2 Farmin Interest, are set out in schedule 3.
3.2 Excluded Equipment
Ausam acknowledges that it has no right to acquire nor shall it acquire any interest in the Excluded Equipment which shall at all times remain the sole property of Mosaic.
3.3 Stage 1 Farmin Obligations
(a) To earn the Stage 1 Farmin Interest, Ausam will fund, up to a maximum expenditure amount of $5 million, the following work program (Stage 1 Work Program):
(i) 100% of the costs associated with the 2D seismic acquisition and processing program in relation to the Bainbilla Block of ATP 47 1P until the total cost of the 2D seismic acquisition and processing program reaches $500,000. Costs in excess of $500,000 will be borne pro-rata by the Parties based on each Party’s interest in the Bainbilla Block with Ausam being deemed to have a 26.9% interest but only for this purpose, or by Ausam at its election;
(ii) the drilling, completion and connecting costs of the Downlands 4 well, up to a total amount of $1,5 million. Costs in excess of $1.5 million will be borne pro-rata by the Parties based on each Party’s interest in PL 119 with Ausam being deemed to have a 26.9% interest but only for this purpose, or by Ausam at its election;
(iii) the drilling, completion and connecting costs of the Downlands East 3 well, up to a total amount of $1.5 million. Costs in excess of $1.5 million will be borne pro-rata by the Parties to this agreement based on each Party’s interest in PL 119 with Ausam being deemed to have a 26.9% interest but only for this purpose, or by Ausam at its election; and
(iv) either:
(A) the drilling of an exploration well within the Bainbilla Block to test the Brynog Exploration Play as shown on the map set out in part 3 of schedule 1; or
(B) the drilling of an exploration well within the Bainbilla Block at a location which is to be agreed by the Parties,
(as determined by the Parties) but in either case Ausam shall fund this part of the Stage 1 Farmin Obligation up to atotal cost of $1.5 million. Costs in excess of $1.5 million will be borne pro-rata by the Parties based on each Party’s interest in the Bainbilla Block but with Ausam being deemed to have a 26.9% interest but for this purpose only, or by Ausam at its election.
(b) Ausam retains the right to earn any unearned Stage 1 Farmin Interest by funding other operations as agreed between the Parties.

(c) Where pursuant to clause 3.3 Ausam bears the cost of any overrun of an operation on the basis of a deemed interest of 26.9% and subsequently Ausam earns less than a 26.9% Farmin Interest, then Ausam’s contribution to overrun of the relevant operation will be adjusted on the basis of Ausam bearing a proportion of the overrun equal to its actual Farmin Interest and a refund of any overpayment will be made to Ausam.
(d) Ausam agrees that, if so required by Mosaic and Santos in order to fulfil the compulsory expenditure requirements for ATP 47 IP for the current year, the exploration well referred to in clause 3.3(a)(iv) shall be drilled prior to either the Downlands 4 well referred to in clause 3.3(a)(ii) or the Downlands East 3 well referred to in clause 3.3(a)(iii). 3.4 Earning of Stage 1 Farmin Interest
Ausam will earn the Stage 1 Farmin Interest as follows:
(a) Upon Ausam funding a total of $5,000,000 pursuant to clause 3.3, Ausam will earn the full Stage 1 Farmin Interest, regardless of whether or not the Stage 1 Work Program has been completed.
(b) If the Stage 1 Work Program is completed for less than $5,000,000 then, upon completion of the Stage 1 Work Program, Ausam will earn part of the Stage 1 Farmin Interest at the rate of a 0.538% interest for each $100,000 expenditure funded by Ausam (rounded to the nearest $100,000). Ausam will then have the right to earn the balance of its Stage 1 Farmin Interest by funding further expenditures to be agreed between the Parties, to make up the balance of the $5,000,000.
(c) Subject to clause 3.4(a), if the Stage 1 Work Program has not been completed by
31 December 2006, Ausam will earn part of the Stage 1 Farmin Interest at the rate of a 0.538% interest for each $100,000 funded by Ausam (rounded to the nearest $100,000). Ausam will have the right to earn the balance of its Stage 1 Farmin Interest by funding further expenditures, to make up the balance of the $5,000,000.
(d) Where Ausam has elected to and does contribute in excess of $5,000,000 towards the Stage 1 Work Program, the excess amount will be credited towards Ausam’s funding obligation under clause 3.6 should Ausam elect to earn the Stage 2 Farmin Interest. 3.5 Stage 2 Farmin Obligations
(a) Ausam may, by notice in writing to Mosaic and Santos, elect to earn the Stage 2
Farmin Interest, by giving notice not later than 30 days after the first to occur of the completion of the Stage 1 Work Program and Ausam funding $5,000,000 under clause 3.3. Mosaic and Santos will jointly notify Ausam when they consider that the first of these dates has occurred.
(b) If Ausam elects to earn the Stage 2 Farmin Interest under paragraph (a), then
Ausam will fund the first $1,500,000 of expenditure on the following work program (Stage 2 Work Program):

(i) the drilling of an exploration well within the Bainbilla Block (to the extent that this work has not been completed as part of the Stage 1 Work Program); or
(ii) the drilling of an additional well in either PL 119 or ATP 471P (Bainbilla Block), to be agreed between the Parties.
3.6 Earning of Stage 2 Farmin Interest
Ausam will earn the Stage 2 Farmin Interest as follows:
(a) Upon Ausam funding a total of $1,500,000 pursuant to clause 3.5 , Ausam will earn the full Stage 2 Farmin Interest, regardless of whether or not the Stage 2 Work Program has been completed.
(b) Where the Stage 2 Work Program is completed for an amount of less than
$1,500,000, Ausam will earn part of the Stage 2 Farmin Interest at the rate of a 0.538% interest for each $100,000 expenditure funded by Ausam (rounded to the nearest $100,000). Ausam will then have the right to earn the balance of its Stage 2 Farmin Interest by funding further expenditures to be agreed between the Parties, to make up the balance of the $1,500,000.
(c) In any event, upon Ausam funding a total of $6,500,000, whether Stage 1 and / or
Stage 2 Obligations are completed or not, Ausam will be deemed to have earned Stage 1 and Stage 2 Farmin Interests. 3.7 Funding of Further Expenditures
Upon completion of Ausam’s funding obligations under clause 3.4 or clause 3.6 (as the case may be), Ausam will be responsible for its participating interest share of costs incurred under the JOA equivalent to its total earned Farmin Interest.
3.8 Valuation of Farmin Interest
The Parties agree that the value of the Farmin Interest is nil.
4. CASH CALLS
(a) Mosaic as Operator will cash call Ausam in relation to its contribution to the Stage
1 Obligation or Stage 2 Obligation (as applicable), in accordance with the JOA as if Ausam were party to the JOA.
(b) Ausam must pay each cash call by no later than the due date for payment as specified in the cash call or otherwise in accordance with the JOA. Ausam will make payment direct to the Operator.
5. RIGHTS AND OBLIGATIONS DURING EARNING PERIOD 5.1 Ausam’s Rights
(a) During the Earning Period Ausam has the right to approve any decision in relation to:

(i) a decision pertaining to any Stage 1 Obligation or Stage 2 Obligation operations (apart from routine decisions undertaken by Operator on a daily basis);
(ii) the location, selection and design of any Stage 1 or Stage 2 Obligation well;
(iii) selection of conventional and under-balanced drilling equipment and the award of any related contracts;
(iv) the selection of the well completion process and equipment and the award of any related contracts; and
(v) the selection of production equipment and the award of any related contracts.
(b) Notwithstanding any other provision of this Agreement to the contrary:-
(i) Ausam has no right to approve and must accept the existing program and AFE for the MOS2005 2D seismic acquisition and processing program for the Bainbilla Block referred to in clause 3.3(a)(i), a copy of which AFE is set out in schedule 2. Ausam further acknowledges and agrees that the drilling of an exploration well within the Bainbilla Block is necessary in order to satisfy the compulsory work obligations for ATP 47IP for the current year;
(ii) where the Stage 1 Obligations have not been completed with regard to the drilling of an exploration well in the Bainbilla Block, but Ausam has earned a Stage 1 Farmin Interest either by expending $5 million or in accordance with clause 3.4(c) then Ausam shall be obliged to contribute its share (equal to the extent of its earned Stage 1 Farmin Interest) of the costs of drilling an exploration well within the Bainbilla Block in discharge of the compulsory expenditure requirements for ATP 47IP for the current year; and
(iii) In no circumstances shall Ausam exercise its rights under this clause 5.1 to prevent or delay the drilling of such a well, as part of the Stage 1 Obligations, the Stage 2 Obligations or otherwise.
5.2 Mosaic’s Obligations
(a) During the Earning Period, Mosaic in its capacity as Operator will at all times keep
Ausam fully informed of all matters relating to the Permits and the JOA. Mosaic in its capacity as Operator will provide any information or data reasonably requested by Ausam in relation to the Permits or the JOA.
(b) During the Earning Period, Mosaic and Santos will consult with Ausam regarding any decision to be made relating to the Permits or operations within a Permit area.
(c) Once Ausam has earned a Farmin Interest, Ausam will be entitled to be represented at and vote at any operating committee meetings or technical committee meetings under the JOA.

5.3 Mutual Obligations
(a) Ausam, Mosaic and Santos will use all reasonable effort to drill the first three earning wells outlined in Stage 1 Obligations during 2006.
(b) The Parties acknowledge that no drilling of wells will be carried out in the Spring
Grove Field as part of either the Stage 1 Obligations or Stage 2 Obligations,
6. GAS MARKETING
(a) Ausam, may, if it so elects, sell its participating interest share of any gas to Mosaic for on-sale to Mosaic’s customers on terms no less favourable than those contracted by Mosaic with its customers. Mosaic will do all things reasonably necessary to facilitate the sale of Ausam’s participating interest share of gas, including the right- of-access to existing pipeline infrastructure should Ausam elect to market its prorate portion of gas through Mosaic. Ausam shall bear all processing and tolling fees and charges in respect of its share of gas which fees and charges shall be levied on the same basis as for other users of the relevant facilities.
(b) Mosaic will exert its best efforts to secure a gas marketing agreement that would include the marketing of Ausam’s percentage of gas produced as a result of the Stage 1 Obligations and Stage 2 Obligations.
7. JOA AND TRANSFERS
7.1 Ausam to assume obligations under JOA
(a) Upon earning a Farmin Interest, Ausam will observe, perform and be bound by the provisions of the JOA.
(b) Upon earning a Farmin Interest, Ausam will be liable for all costs, charges, liabilities and obligations in respect of that Farmin Interest arising on or after the Effective Date. 7.2 Ausam to become a Party to the JOA
(a) Once Ausam has earned a Farmin Interest, Mosaic and Santos will deliver to
Ausam Deeds of Assignment and Assumption in the form required under each of the JOAs under which Ausam agrees to become a party to the relevant JOA and to observe, perform and be bound by the provisions of the JOA in relation to the Farmin Interest with effect from the Effective Date. The Parties will execute any documents reasonably required for Ausam to become a party to the JOA.
(b) As soon as practicable after each Deed of Assignment and Assumption is executed by the Parties, Ausam will arrange for the stamping of the Deed of Assignment and
Assumption, and will lodge the Deed of Assignment and Assumption for approval and registration under the Petroleum Act if that is required under this legislation, 7.3 Transfer of Stage 1 and Stage 2 Farmin Interest
Upon Ausam having earned the Stage 1 Farmin Interest or the Stage 2 Farmin Interest, the Parties will promptly execute any necessary documentation and apply for all necessary approval and registration under the Petroleum Act to effect the transfer of the Stage 1 Farmin Interest and the Stage 2 Farmin Interest (as applicable) to Ausam. Mosaic and Santos will, upon Ausam’s request, effect the transfer of any pro-rata interest earned by Ausam.
7.4 Access to Permit Information
Upon earning a Farmin Interest, Mosaic will deliver to Ausam a copy of all Permit Information in the possession of Mosaic. Ausam must hold the Permit Information confidential in accordance with clause 11.
8. WARRANTIES
8.1 Warranties from Mosaic
Mosaic hereby makes in favour of Ausam the following warranties with effect as at the date of this Agreement:
(a) The proportion of the Farmin Interests to be assigned to Ausam by Mosaic is not subject to any Encumbrance, other than the Encumbrances referred to in the JOA and the Royalty Interests.
(b) It is not aware of any dispute, present or threatened, regarding the Permits or its interest in the Permits.
(c) The Permits are in good standing and in full force and effect.
(d) To its knowledge and belief all operations in relation to each of the Permits and any associated infrastructure have been conducted in accordance with all applicable Legal Requirements.
(e) To the best of its knowledge, it has made disclosure to Ausam of all material information in its possession relating to the Permits, any associated infrastructure, and land access issues, and to the best of its knowledge none of the information provided to Ausam by it is misleading in any material respect provided that in no circumstances does Mosaic give any warranty, representation or undertaking in regard to the accuracy or validity of any geological, geophysical or seismic interpretations relating to the Permits and their existing and prospective petroleum content.
(f) To the best of its knowledge, and notwithstanding that the Farmin Area is presently subject to the native title claims as indicated on the map set out in schedule 4 and may be subject to further such claims in the future, there are no existing land access or native title disputes which may materially affect or delay Ausam’s ability to carry out its obligations under this Agreement.
(g) To the best of its knowledge, there has been no pollution or contamination in relation to, or migrating from the Farmin Area or any associated infrastructure caused by any operations conducted under the JOA apart from two spills of oil from two leaks or weaknesses in the Pipeline which occurred in early 2006 and which spills and leaks have now been remediated and remedied. Ausam acknowledges that there has been disclosed to it the circumstances of two failures in the Pipeline (a)

which occurred in early 2006 and which were caused by sulphate reducing bacteria corrosion.
(h) It has maintained and maintains in full force and effect appropriate insurance in relation to the conduct of Mosaic’s operations relating to the Farmin Area and the discharge of Mosaic’s operations under the Permits and associated infrastructure. Such insurance is provided by well-established and reputable insurance companies in such amounts and on such terms covering such risks as required in accordance with good oilfield practice. To its knowledge there are no outstanding claims and no fact or circumstance which exists which might give rise to a claim under any insurance policy held by Mosaic relating to the Farmin Area.
8.2 Warranties from Santos
Santos hereby makes in favour of Ausam the following warranties with effect as at the date of this Agreement:
(a) The proportion of the Farmin Interests to be assigned to Ausam by Santos is not subject to any Encumbrance, other than the Encumbrances referred to in the JOA and the Royalty Interests.
(b) It is not aware of any dispute, present or threatened, regarding its interest in the
Permits, with the exception of existing land access or native title disputes pursuant to clause 8.1(f).
(c) In relation to its interests in the Farmin Area, it has maintained and maintains in full force and effect appropriate insurance in relation to the conduct of Santos’ operations relating to the Farmin Area and the discharge of Santos’ operations under the Permits and associated infrastructure. To its knowledge there are no outstanding claims and no fact or circumstance which exists which might give rise to a claim under any insurance policy held by Santos relating to its interest in the Farmin Area. 8.3 Warranties from all Parties
Each of the Parties represents and warrants to each of the other Parties that as at the date of this Agreement:
(a) incorporation: it is an incorporated limited liability company and validly exists under the laws of its State of incorporation;
(b) corporate power: subject to the approval, registration or consent of a governmental agency required by law, it has the corporate power to:
(i) enter this Agreement; and
(ii) in the case of Mosaic and Santos, dispose of its proportion of the Farmin Interest and in the case of Ausam, acquire and hold the Farmin Interest;

(c) authorisation: it has taken all necessary action to authorise the execution, performance and delivery of this Agreement;
(d) transaction permitted: the execution, delivery and performance by it of this
Agreement and the obligations within it does not and will not violate:
(i) so far as it is aware, any Law, authorisation, ruling, judgment, order or decree of any governmental agency; or
(ii) its constitution or any other constituent documents; and
(e) financial capacity: it has the financial capacity to meet its financial obligations under this Agreement. 8.4 Liability for Breach of Warranty
(a) The sole right of Ausam for any and each breach of warranty given under clause 8.1 and the only liability of Mosaic for any and each such breach shall be limited to the redress and liabilities set out in this clause 8.4 and Ausam shall have no other right, entitlement, claim or action against Mosaic in respect of any and each breach of warranty given under clause 8.1. Where an individual breach of any of the warranties under clause 8.1 gives rise to a loss or liability to Ausam in excess of $250,000 then Ausam may within thirty days of such breach occurring, terminate this Agreement by notice in writing to each of Mosaic and Santos and Mosaic’s liability to Ausam shall be limited to the amounts funded or otherwise expended by Ausam up to the date of termination on the Stage 1 Obligations and the Stage 2 Obligations and thereupon the Parties shall be released from all and any further obligation each to the other under this Agreement.
(b) The sole right of Ausam for any and each breach of warranty given under clause 8.2 and the only liability of Santos for any and each such breach shall be limited to the redress and liabilities set out in this clause 8.4 and Ausam shall have no other right, entitlement, claim or action against Santos in respect of any and each breach of warranty given under clause 8.2. Where an individual breach of any of the warranties under clause 8.2 gives rise to a loss or liability to Ausam in excess of $250,000 then Ausam may within thirty days of such breach occurring terminate this Agreement by notice in writing to each of Mosaic and Santos, and Santos’ liability to Ausam shall be limited to the amounts funded or otherwise expended by Ausam up to the date of termination on the Stage 1 Obligations and the Stage 2 Obligations, and thereupon the Parties shall be released from all and any further obligation each to the other under this Agreement. 8.5 No Warranty as to Prospects
Notwithstanding clauses 8.1 and 8.2 Ausam acknowledges and agrees that no representation, undertaking or guarantee has been given by any of Mosaic or Santos as to the existing or prospective reserves of petroleum (whether oil or gas) within the areas of the Permits and Ausam acknowledges and agrees that all works carried out as part of the Stage 1 Obligations and the Stage 2 Obligations may not result in a discovery of new reserves of any type or the expansion of existing reserves. Ausam accepts the risk of those outcomes.

8.6 Easements for Pipeline
In qualification of the warranties given in clauses 8.1 and 8,2 Mosaic and Santos state that formal easements for the route of the Pipeline as built are still to be put in place with the owners of the freehold land on which the Pipeline has been constructed. Mosaic and Santos will complete the negotiation, execution, stamping and registration of those easements at their cost at their earliest convenience,
8.7 Indemnity
(a) Each of Mosaic and Santos severally, to the extent of their respective interests in the relevant Permits, shall indemnify Ausam against any direct losses, costs or expenses which may arise from:-
(i) the failure by them to satisfy any payment obligations with respect to the Royalty Interests arising prior to the Effective Date provided that each of Mosaic and Santos shall only be liable under this indemnity for its relevant share of those payment obligations;
(ii) the Pipeline failures referred to in clause 8.1 (g) including any future remedial work that may be required arising solely out of such failures; and
(iii) any claims by the owners of the freehold land in respect of the granting of the formal easements referred to in clause 8.6.
(b) Mosaic acknowledges that at no time will Ausam have any ownership interest in the
Excluded Equipment and any chattels used in connection with PPL58. Accordingly, Mosaic shall indemnify Ausam against any losses, costs and expenses which may arise from or be caused (either directly or indirectly) from the Excluded Equipment and the chattels used in connection with PPL58, other than where those losses, costs or expenses are the losses, costs or expenses of joint operations under the JOA or are otherwise recoverable as authorised expenses under the JOA.
9. APPROVAL AND REGISTRATION
(a) Promptly upon execution of this Agreement, Ausam will lodge this Agreement for any approval and registration required under the Petroleum Act. Each of Mosaic and Santos will give all reasonable assistance in order to obtain any such approval and registration.
(b) The transfer of any interest in PL 119 and PPL 58 to Ausam shall be subject to and conditional upon obtaining the approvals required under Division 2 of Part 6N of the Petroleum Act 1923 and Division 2 of Part 10 of the Petroleum and Gas (Production and Safety ) Act 2004. Ausam shall do all such things reasonably within its power to obtain such approvals and each of Mosaic and Santos will give reasonable assistance to Ausam.
(c) If approval and registration is denied, then Ausam, Mosaic and Santos will use all reasonable endeavours to agree the manner in which this Agreement is to be amended so as to overcome the failure to obtain the approval and registration and so as to give effect to their commercial intentions in entering into this Agreement.

A Party will not unreasonably withhold its agreement to any reasonable proposal which is not materially prejudicial to its interests.
10. GOODS AND SERVICES TAX
(a) In this clause:
GST has the meaning given to that term in the GST Law;
GST Law has the meaning given to that term in A New Tax System (Goods and Services Tax) Act 1999 (Cth);
taxable supply has the same meaning as in the GST Law.
(b) Except where express provision is made to the contrary, all references to amounts under any clause in the Agreement is a reference to the amount exclusive of GST.
(c) If there is a taxable supply under or in connection with this Agreement, then the
Party making the taxable supply (“supplier”) will be entitled to charge the other Party (“recipient”), in addition to the consideration for the supply, an amount in respect of GST equal to the consideration for the supply multiplied by the rate of the goods and services tax .
(d) The supplier must provide a tax invoice (or an adjustment note) to the recipient in respect of the taxable supply before any amount is paid in respect of GST. The recipient must pay to the supplier the amount of the GST within 14 days thereafter.
(e) It is agreed that the assignment of the Farmin Interests by Mosaic and Santos to
Ausam constitutes the supply of a going concern pursuant to section 38-325 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth). Ausam warrants it is registered for GST purposes under the GST Law as at the date of this Agreement and shall remain registered until the date it receives any and each assignment of the Farmin Interests. Ausam further agrees that it will promptly notify Mosaic and Santos if it ceases to be so registered at any time prior to this date.
(f) If for any reason the supply of the Farmin Interests is not exempt from GST then
Ausam shall pay all GST payable by each of Mosaic and Santos in respect of those transfers and any other supply under this Agreement and Ausam shall also pay any interest and penalty tax payable by Mosaic or Santos in respect of those matters. Ausam must make these payments within 14 days of the production to it of written invoices, letters or demands received by either Santos or Mosaic from the Australian Tax Office claiming the penalty tax or interest.
(g) The amount of a party’s entitlement under this Agreement to recovery or compensation for any of its costs, expenses or liabilities is reduced by the input tax credits to which that party (or the representative member of a GST Group of which the party is a member) is entitled in respect of such costs, expenses or liabilities.
Terms used in this Clause 10 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the meaning given to them in that Act.

11. CONFIDENTIALITY
All Permit Information and other information obtained by Ausam under this Agreement will be subject to the confidentiality obligations of a party under the JOA. Ausam covenants with Mosaic and with Santos to observe, perform and comply with the confidentiality obligations under the JOA as if it were already a party to and bound by the JOA.
12. FORCE MAJEURE
(a) If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period,
(b) The Party claiming Force Majeure shall notify the other Parties of the Force
Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.
(c) The affected Party shall use all reasonable diligence to remove or overcome the
Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labour dispute or native title matter except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.
13. GENERAL
13.1 Communications
(a) Any notice or other communication including, but not limited to, any request, demand, consent or approval (collectively “Communications”), to or by a Party to this Agreement will be in writing and may be given in the following manner:
(i) by delivery in person, in which case the Communication will be deemed to have been received when delivered to the addressee;
(ii) by post, in which case the Communication will be deemed to have been received 3 business days from and including the date of postage properly paid and addressed; or
(iii) by facsimile, in which case the Communication will be deemed to have been received upon successful transmission to the addressee, or if the facsimile is not transmitted during a business day, at the commencement of the next business day; or
(iv) by email, in which case the Communication will be deemed to have been received upon receipt by the sender’s computer of an f acknowledgement of receipt of the email by the recipient’s computer, but if this acknowledgement is received on other than a business day or after 5.00pm on a business day then the Communication will be deemed to have been received at the commencement of the next business day (b) Each Party’s address, fax number and email address are those set out below, or as the person notifies the sender: Mosaic Oil NL Address: Level 3, 6-8 Underwood Street, Sydney, New South Wales, Australia, 2000. Fax number: 61-2-9241-1655 Attention: Mr. Barry Smith, Exploration Manager Email address: bsmith@mosaicoil.com Ausam Resources Pty Ltd Address: Level 2,4 Park Road Milton, Queensland, Australia,4064 Fax number: +617.3367.8558 Attention: Mr. Ted Surka, Exploration Manager Email address: tsurka@ausamenergy.com Santos ( BOL) Pty Ltd Address: Ground Level, 91 King William Street, Adelaide, South Australia, Australia, 5000. Fax number: +618 82247765 Attention: Mr. Stuart Jones, Exploration Manager- Onshore Australia. Email address: stuart.jones@santos.com 13.2 Legal costs and stamp duty (a) Each Party will bear its own costs associated with preparing, negotiating and executing this Agreement. (b) Ausam will pay any stamp duty and registration fees charged in respect of this Agreement, the execution, delivery and performance of this Agreement and any transfer or other transaction effected pursuant to this Agreement. 13.3 Costs of implementation Each Party will pay its own costs and expenses in respect of the implementation and performance of this Agreement.

13.4 Governing law and jurisdiction (a) This Agreement is governed by the laws of the State of Queensland. (b) Each Party irrevocably submits to the exclusive jurisdiction of the courts of the State of Queensland. 13.5 Waivers No indulgence that a Party may grant to the other will constitute a waiver of any of the rights of the grantor thereof who will not thereby be precluded from exercising any rights against the grantee thereof that may have arisen in the past or may arise in the future, 13.6 Variation A variation of any term of this Agreement will be in writing and signed by the Parties. 13.7 Further assurances Each Party will do all things necessary to give full effect to this Agreement and the transactions contemplated by this Agreement. 13.8 Entire Agreement This Agreement embodies the entire agreement between the Parties with respect to the subject matter of this agreement and supersedes any prior negotiation, arrangement, understanding or agreement with respect to the subject matter or any term of this Agreement. Any statement, representation, warranty, condition, promise or undertaking made, given or agreed outside this Agreement has no effect. 13.9 Counterparts This Agreement may be executed in counterparts, and all counterparts collectively will comprise one instrument 13.10 Interpretation In this Agreement, unless the context otherwise requires: (a) headings are for convenience only and do not affect interpretation; (b) words importing the singular include the plural and vice versa; (c) a reference to a document includes all amendments and supplements to, or replacements or novations of, that document; (d) a reference to a Party to a document includes that Party’s successors and permitted assigns; (e) no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it.

13.11 Business days (a) A reference to a business day is a reference to a day on which banks are open for business in Queensland, excluding a Saturday, a Sunday or a public holiday. (b) If this Agreement requires a Party to do an act or make a payment on or by a day that is not a business day, then the Party must do that act or make that payment on or by the previous business day. 13.12 Assignment Ausam shall not assign any of its rights or interests under this Agreement without the prior written consent of each of Mosaic and Santos which shall not be unreasonably withheld, but which may be witheld where Ausam purports to assign a participating interest in any of the Permits of less than 10%. 13.13 Several Liability The obligations and liabilities of Mosaic and Santos under this Agreement are several and not joint nor joint and several. 13.14 Invalidity If a provision of this Agreement is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this Agreement except where the severing of that provision would materially alter the scope and nature of this Agreement or the relative commercial or financial positions of the Parties and except where the severing would be contrary to public policy.

EXECUTED as an agreement. Executed by Mosaic Oil NL ABN 56 003 329 084 in accordance with its constitution in the presence of: Signature of director ‘ Signature of director/secretary Name Name Executed by Ausam Resources Pty Ltd ABN 12 090 935 738 in accordance with its constitution in the presence of: Signature of director Signature of director/secretary Name Name

The Common Seal of Santos (BOL) Pty Ltd ABN 35 000 670 575 was affixed hereunto in the presence of: Signature of director Signature of-director/secretary PETER C WASOW GRAHAM LESLIE BOLLENHAGEM Name Name COMPANY SECRETARY

SCHEDULE 1

PERMITS

Part 1

PL 119 and ATP 471P (Bainbilla Block)

The area within PL 119 and ATP 471P described by block and sub-block references.

Part 2

Downlands East JV Area and Spring Grove Field Area

The area within PL 119 described by co-ordinates and as outlined in the plan as the Downlands East Joint Venture Area. The area within the Bainbilla Block of ATP 471P described by co-ordinates and as outlined in the plan as the Spring Grove Field Area.

Part 3

Brynog Exploration Play

The area within ATP 471P (Bainbilla Block) as outlined in the plan as the area of the Brynog Exploration Play. Also shown is the MOS 2005 seismic program as recorded within the Bainbilla Block in early 2006.

SCHEDULE 1 – Part 1


27 03 30 S
27 15 S
27 22 S
148 52 E
149 E
149 16 E
PL 119
2725
2726
2797
2798
2799
2868
2869
2870
2871
BAINBILLA
MOSAIC OIL
0 2 4 6 8 10
KILOMETRES
Datum: GDA 94
SUB-BLOCK IDENTIFICATION MAP

PERMIT	5 MINUTE BLOCK	1 MINUTE SUB-BLOCK
PL 119	2725	h, j, k, n, o, p, t
ATP 471P Bainbilla Block	2725	f, g, l, m, q, r, s, u, v, w, x, y, z
	2726	b, c, d, f, g, h, l, m, n, q, r, s ,v, w, x
	2797	a, b, c, d, e, j, k
	2798	a, b, c, f, g, h, j, k, l, m, n, o, p, q, r, s, t, u, v, w, x, y, z
	2799	f, l, q, v
	2868	g, h, j, k, m, n, o, p, q, r, s, t, u, v, w, x, y, z
	2869	a, b, c, d, e, f, g, h, j, k, l, m, n, o, p, q, r, s, t, u, v, w, x, y, z
	2870	a, b, c, d, e, f, g, h, j, k, l, m, n, o, p, q, r, s, t, u, v, w, x, y, z
	2871	a f, l, q, v

SCHEDULE 1 – Part 2


27 05 50 S
Downlands East JV Area
Downlands East 1
Downlands 1
Downlands 2
Downlands 3
Downlands East 2
Spring Grove 2
Spring Grove 1
PL 119
ATP 471P BAINBILLA
Spring Grove Field
MOSAIC OIL
27 09 05 S
149 01 45 E
149 06 45 E
KILOMETRES
Tinowon Siltstone TWT Map

Downlands East Joint Venture Area

1	27 07 53.95S	149 04 20.27E
2	27 07 53.71S	149 05 03.44E
3	27 05 54.11S	149 05 03.18E
4	27 05 54.33S	149 04 21.99E
5	27 06 08.16S	149 04 11.20E
6	27 06 29.22S	149 04 08.75E
7	27 06 42.39S	149 04 15.61E
8	27 07 00.60S	149 04 32.04E
9	27 07 25.84S	149 04 32.78E
10	27 07 38.57S	149 04 26.65E

Spring Grove Area

1	27 08 38.20S	149 04 59.47E
2	27 08 55.07S	149 05 32.78E
3	27 08 49.74S	149 06 01.67E
4	27 08 33.78S	149 06 21.71E
5	27 07 59.58S	149 06 18.30E
6	27 07 38.45S	149 06 12.86E
7	27 07 26.13S	149 06 07.93E
8	27 07 22.49S	149 05 54.85E
9	27 07 40.58S	149 05 28.69E
10	27 07 58.98S	149 05 12.89E

SCHEDULE1 — Part3

SCHEDULE 2 MOS2005 Seismic Survey APE AFE for the MOS2005 2D seismic acquisition and processing program. The recorded program is shown in part 3 of schedule 1.

SCHEDULE 2

MOSAIC OIL

ATP 471P Bainbilla Block

2005 G & G and Administration Budget - AFE 20 (BB/20)

MOS2005 Seismic Survey

DESCRIPTION	*MOS2005*	Bainbilla
Management/Supervision/Planning	*$62,800*	$46,080
Line Preparation/Restoration/Compensation	*$65,000*	$47,694
Survey	*$29,050*	$21,315
Drill/Preload/Explosives	*$208,240*	$152,796
Recording	*$161,210*	$118,288
Other/Contingency	*$37,541*	$27,546
Processing	*$20,000*	$14,675
Interp/Map/TA/Workstation	*$50,000*	$36,688
Sub Total	*$633,841*	**$465,081**
Overheads	*$31,692*	$23,254
TOTAL	*$665,533*	**$488,335**

Bainbilla Participants' Share		
Mosaic Oil NL	83.333%	**$406,944**
Santos (BOL) Pty Ltd	16.667%	**$81,391**
TOTAL	**100.000%**	**$488,335**

SCHEDULE 3 (clause 3. l(d) — Interests in Permits)
Time Permit Mosaic Santos Ausam
| | | | Date of Execution PL 11 9 — Downlands 83.333% 16.667% 0% PL1 19 — Downlands East- 71.153% 28.847% 0% PPL58 — 83.333% 16.667% 0% Bainbilla Block — 83.333% 16.667% 0% Spring Grove Field 77.5% 0% 0% Joint Venture - After Ausam earned PL119 — Downlands PL1 60.9164% 52.0128% 12.1836% 21.0872% 26.9% 26.9% Stage 1 Farmin 19 — Downlands East Interest PPL58- 60.9164% 12.1836% 26.9% Bainbilla Block — 60.9164% 12.1836% 26.9% Spring Grove Field 50.600% 0% 26.9% Joint Venture - After Ausam earned PL 11 9 — Downlands PL1 54.1664% 46.2494% 10.8336% 18.7506% 35% 35% Stage 2 Farmin 19 — Downlands East Interest PPL58 — 54.1664% 10.8336% 35% Bainbilla Block — 54.1664% 10.8336% 35% Spring Grove Field 42.5% 0% 35% Joint Venture -

SCHEDULE 4 (clause 8. l(f) — Native Title Claims)

Office of State Revenue

Queensland Treasury
Upper Plaza
33 Charlotte St, Brisbane
G.P.O. Box 2593, Brisbane 4001

Page 1 of 1

Your Reference	
Revenue Officer	Phillip W Geeves
Contact Phone No	(07) 322 78337
Fax No	(07) 3227 7037
Issued	22 JUN 2006

ASSESSMENT NOTICE

Duties Act 2001

Lodgement Number
012 732 338 - 6

Amount Due	**$0.00**
Assessment Due Date	**25 JUL 2006**

AUSAM RESOURCES PTY LTD
Level 2
4 Park Road
MILTON QLD 4064

File No.
Action:
B/F Date:
27 JUN 2006
Circulation
1 4
2 5
3 6

My assessment of duty is as follows:

Trn No	Date of Transaction	Consideration/Value	Duty Category	Amount
1	23 MAY 2006	$0.00	NO DUTY PAYABLE	$0.00

Transaction Description NON DUTIABLE TRANSACTION and 2 duplicates

Parties AUSAM RESOURCES PTY LTD

MOSAIC OIL NL
SANTOS BOL PTY LTD

Assessment Comments: Farmin Agreement

Assessment Total	**$0.00**
Amount Due	**$0.00**

Phillip W Geeves
Revenue Officer
for Commissioner of State Revenue

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